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Exhibit (a)(5)(A)

TSX: AUQ / NYSE: AUQ
110 Yonge Street, Suite 1601, Toronto, ON M5C 1T4 Canada Tel: +1.647.260.8880 Fax: +1.647.260.8881 auricogold.com

PRESS RELEASE

 AuRico Gold Announces Successful $300 Million Substantial Issuer Bid

(all amounts are in US dollars unless otherwise indicated)

Toronto: January 24, 2013: AuRico Gold Inc. (TSX: AUQ) (NYSE: AUQ), ("AuRico" or "the Company") today announced the preliminary results of its "modified Dutch auction" substantial issuer bid (the "Offer") to purchase for cancellation up to $300,000,000 of its outstanding common shares (the "Shares").

Shareholders of AuRico had the opportunity under the terms of the Offer to tender their Shares until 5:00p.m. EST on January 23, 2013 by electing an auction tender at a price of their choice between $8.30 and $9.30 per Share or, alternatively, by electing a purchase price tender at which they could sell their Shares at the Purchase Price (as defined below) to be determined by the Company pursuant to the Offer.

All the terms and conditions of the Offer have been complied with or waived and, based on a preliminary count by Computershare Investor Services Inc., as depositary for the Offer (the "Depositary"), AuRico expects to take up and pay for approximately 36,144,578 Shares at a price of $8.30 per Share (the "Purchase Price"). The Shares expected to be purchased under the Offer represent approximately 12.8% of the Shares issued and outstanding prior to giving effect to the Offer. After giving effect to the Offer, the number of issued and outstanding Shares is expected to be approximately 246,395,391.

"We are very pleased with the success of this share repurchase program as it delivers the first step in our commitment to shareholder friendly initiatives. The Substantial Issuer Bid has allowed the Company to return $300 million in excess capital to our shareholders and will reduce our issued shares outstanding by approximately 13%. This reduced share count will further leverage shareholders' "per share" exposure to the Company's growing production and cash flow profile as well as other profitability metrics. Additionally, as part of our ongoing commitment to shareholder returns, the Company intends to announce the details of an ongoing dividend policy before the end of March," said Scott Perry, President and CEO. He continued, "We have begun 2013 with a portfolio of quality assets, a strong organic growth profile and a management team committed to delivering shareholder value."

Approximately 123,174,377 Shares were properly tendered to the Offer. As the Offer was oversubscribed, validly tendering shareholders at the Purchase Price will have the number of Shares purchased prorated following determination of the final results of the Offer, except that "odd lot" tenders (of holders beneficially owning fewer than 100 Shares) will not be subject to pro-ration. AuRico expects that tendering shareholders subject to pro-ration will have approximately 34% of their tendered Shares purchased by AuRico under the Offer.

The number of Shares to be purchased under the Offer, the pro-ration factor and the Purchase Price are preliminary. Final results will be determined subject to confirmation by the Depository of the proper delivery of the Shares validly tendered and not withdrawn. Upon take-up and payment of the Shares repurchased, AuRico will release the final results, including the final Purchase Price and pro-ration factor. Shares tendered to the Offer but not purchased will be returned to shareholders as soon as practicable.

The full details of the substantial issuer bid are described in the offer to purchase and circular dated December 17, 2012, as well as the related letter of transmittal and notice of guaranteed delivery, copies of which were filed with Canadian securities regulators (available on SEDAR at www.sedar.com) and, together with a tender offer statement on Schedule TO, were filed with the United States Securities and Exchange Commission (available at www.sec.gov).

RBC Dominion Securities Inc. and, RBC Capital Markets, LLC acted as dealer managers in connection with the Offer in Canada and the United States, respectively, and as financial advisor to AuRico.

TSX: AUQ / NYSE: AUQ

About AuRico Gold

AuRico Gold is a leading Canadian gold producer with mines and projects in North America that have significant production growth and exploration potential. The Company is focused on its core operations including the Young-Davidson gold mine in northern Ontario, which declared commercial production on September 1, 2012 and the El Chanate mine in Sonora State, Mexico. AuRico's project pipeline also includes advanced development opportunities in Mexico and British Columbia. AuRico's head office is located in Toronto, Ontario, Canada.

For further information please visit the AuRico Gold website at www.auricogold.com or contact:

Scott Perry Chief Executive Officer AuRico Gold Inc. 1-647-260-8880	Anne Day Vice President, Investor Relations and Communications AuRico Gold Inc. 1-647-260-8880

Cautionary Statement

Certain information included in this news release constitutes forward-looking statements, including any information as to our projects, plans and future financial and operating performance. All statements, other than statements of historical fact, are forward-looking statements. The words "expect", "believe", "anticipate", "will", "intend", "estimate", "forecast", "budget", "schedule" and similar expressions identify forward-looking statements. Forward-looking statements are necessarily based upon a number of factors and assumptions that, while considered reasonable by management, are inherently subject to significant business, economic and competitive uncertainties and contingencies. Known and unknown factors could cause actual results to differ materially from those projected in the forward-looking statements. Such factors include, but are not limited to: changes to current estimates of mineral reserves and resources; fluctuations in the price of gold; changes in foreign exchange rates (particularly the Canadian dollar, Mexican peso and U.S. dollar); the impact of inflation; changes in our credit rating; the ongoing substantial issuer bid; any decisions to implement a dividend; employee relations; litigation; disruptions affecting operations; availability of and increased costs associated with mining inputs and labor; development delays at the Young-Davidson mine; operating or technical difficulties in connection with mining or development activities; inherent risks associated with mining and mineral processing; the risk that the Young-Davidson, and El Chanate mine and may not perform as planned; uncertainty with the Company's ability to secure capital to execute its business plans; the speculative nature of mineral exploration and development, including the risks of obtaining necessary licenses and permits; contests over title to properties; changes in national and local government legislation in Canada, Mexico and other jurisdictions in which the Company does or may carry on business in the future; risk of loss due to sabotage and civil disturbances; the impact of global liquidity and credit availability and the values of assets and liabilities based on projected future cash flows; risks arising from holding derivative instruments; business opportunities that may be pursued by the Company Many of these uncertainties and contingencies can affect our actual results and could cause actual results to differ materially from those expressed or implied in any forward-looking statements made by, or on behalf of, us. Readers are cautioned that forward-looking statements are not guarantees of future performance. All of the forward-looking statements made in this press release are qualified by these cautionary statements. Specific reference is made to the most recent Form 40-F/Annual Information Form on file with the SEC and Canadian provincial securities regulatory authorities for a discussion of some of the factors underlying forward-looking statements. The Company disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise, except as required by applicable law.

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AuRico Gold Announces Successful $300 Million Substantial Issuer Bid
Cautionary Statement